EXHIBIT 11.2

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - DILUTED
(in thousands of dollars or shares except per share amounts)
Twenty-four Weeks Ended July 22, 2000 and July 24, 1999
                                         Twenty-four Weeks Ended
                                         -----------------------
                                          July 22,     July 24,
                                            2000         1999
                                         ---------    ---------
Diluted:
  Net earnings (loss) applicable to
    common shares:
      From continuing operations         $  4,191     $    385
      From discontinued operations           (583)      (1,271)
                                         ---------    ---------
        Net earnings (loss)              $  3,608     $   (886)
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,822       17,772
  Shares issuable under employee
    stock plans - weighted average             33           --*
  Dilutive effect of exercise of
    certain stock options                     193           --*
  Less: Treasury stock-weighted average    (9,725)      (7,864)
                                         ---------    ---------
  Weighted average number of common and
    common equivalent shares outstanding    8,323        9,908
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares:
      From continuing operations         $   0.50     $   0.04
      From discontinued operations          (0.07)       (0.13)
                                         ---------    ---------
        Net earnings (loss)              $   0.43     $  (0.09)
                                         =========    =========

* The dilutive effect of stock options in the amount of 315,203 shares and 34,110 shares issuable under employee stock plans were not considered as the effect is antidilutive.

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